Exhibit 3.1

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190152592-76
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 04/05/2019 10:54 AM
	Entity Number E0624172010-9

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

FC Global Realty Incorporated

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of 1,600,000 shares of Preferred Stock, $0.01 par value per share, designated as 7% Series A Cumulative Convertible Perpetual Preferred Stock. The relative rights, preferences and limitations of shares of the 7% Series A Cumulative Convertible Perpetual Preferred Stock are set forth on Exhibit A to this Certificate of Designation.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X Michael R. Stewart

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

EXHIBIT A

FC GLOBAL REALTY INCORPORATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

7% SERIES A CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE

NEVADA REVISED STATUTES

FC Global Realty Incorporated, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) has adopted the following resolution creating the following series of the Corporation’s 7% Series A Cumulative Convertible Perpetual Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board of Directors does hereby provide for the issuance of the following series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1.             Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act of 1933, as amended.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Deemed Liquidation Event” means:

(i)           the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided, that the initial Holder of the Series A Preferred Stock and its members and their respective Affiliates shall be excluded including from the determination of any syndicate or group from this condition.

(ii)          any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by holders of the Series A Preferred Stock with respect to liquidation or dividends or (y) the holders of the Series A Preferred Stock do not receive preferred stock of the surviving entity, or a Person that owns on the date of such consolidation or merger 100% of the surviving entity, with rights, powers and preferences equal to (or more favorable to the holders than) the rights, powers and preferences of the Series A Preferred Stock;

(iii)         the sale, lease, transfer or other disposition (but not a consolidation or merger described in clause (ii) of this definition), in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation; or

(iv)         the Common Shares cease to be listed on any Trading Market.

“Event of Default” means each of (i) a default by the Corporation on any of its obligations with respect to the Series A Preferred Stock, which default, to the extent curable, has not been cured within ten (10) Business Days following delivery by the Requisite Holders of written notice to the Corporation containing a detailed description of such default; (ii) any period during which two (2) quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, whether or not declared, for so long as such dividends have not been paid in full; and (iii) the failure of the Corporation’s Common Stock to continue to be listed (or admitted for trading) on any Trading Market.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Holder” means a holder of shares of Series A Preferred Stock.

“Junior Securities” means the means, collectively, the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series A Preferred Stock.

“Net Asset Value per Share” as of any specified date shall be an amount that is equal to the following (each, as determined under United States generally accepted accounting principles as conclusively evidenced by the financial statements of the Corporation):

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(i)           the sum of: (a) shareholder equity, (b) accumulated depreciation other than permanent impairments, (c) accumulated deficit, (d) dividends payable in respect to Common Stock, (e) liabilities arising from conversion rights or options, including any liabilities on account of the Series A Preferred Stock (other than accrued dividends payable on account of such Series A Preferred Stock);

(ii)          divided by the number of shares of Common Stock that would be issued and outstanding determined on the basis of conversion of the preferred stock of the Corporation, options, warrants and including the Series A Preferred Stock, in each case, as of such date; provided, that the Net Asset Value Per Share shall not be less than $0.0499 (which amount shall be automatically adjusted to reflect share splits, combinations, reclassifications and similar events).

“Permitted Redemption” means a redemption of the Corporation’s Series B Preferred Stock in a series of transactions that use only the net cash proceeds received by the Corporation from an offering of Junior Securities by the Corporation to the extent the use of proceeds from such offering is specifically to so redeem the Series B Preferred Stock.

“OTC Market” means the OTC Bulletin Board system, the OTCQX Best Market operated by OTC Markets Group Inc. and the OTCQB Venture Market operated by OTC Markets Group Inc.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means holders of a majority of the issued and outstanding shares of Series A Preferred Stock.

“Series A Original Issue Date” means the date on which the applicable Series A Preferred Stock was issued.

“Series A Original Issue Price” means $25.00 per share.

“Series B Preferred Stock” means the Corporation’s Non-Voting Convertible Preferred Stock, par value $0.01 per share.

“Series C Preferred Stock” means the Corporation’s 10% Series C Cumulative Convertible Preferred Stock, par value $0.01 per share.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the New York Stock Exchange, the NYSE MKT, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, an OTC Market or any other market on which the Common Stock may be listed or quoted for trading on the date in question.

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“UpListing Date” shall mean the date that the shares of Common Stock (or any shares of stock for which Common Stock is exchanged or converted by merger, consolidation, share exchange or other transaction that is approved by the Board of Directors) is listed for trading on any national exchange (e.g., the New York Stock Exchange or any market of NASDAQ.

“VWAP” means, for any specified date or dates, the price per share of the Common Stock, determined by the first of the following clauses that applies, subject in each case to the VWAP Minimum Price (which shall establish the minimum VWAP as applicable):

(a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. or any similar company that is accepted in the financial industry that reports the trading prices of listed securities (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time));

(b) if an OTC Market is not a Trading Market and if the Corporation’s shares are then traded on an OTC Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on such OTC Market;

(c) if an OTC Market is not a Trading Market and if the Common Stock is not then listed or quoted for trading on an OTC Market and if prices for the Common Stock are then reported in the Pink market published by OTC Markets Group Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or

(d) in all other cases: (i) the fair value of a share of Common Stock as determined by an independent appraiser selected in good faith by a Holder and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation; or (ii) the value determined by the mutual agreement of the Requisite Holders and the Corporation.

“VWAP Minimum Price” means following amounts on the dates or periods set forth below:

(i)           from the Series A Original Issue Date to the date (the “Last Determination Date”) that is the earlier of (a) nine months after the first Series A Original Issue Date or (b) 90 days after the Uplisting Date, the VWAP Minimum Price shall be equal to the Net Asset Value per Share as of the Series A Original Issue Date; and

(ii)          from and after the Last Determination Date, the VWAP Minimum Price shall be equal to $0.0499 (which amount shall be automatically adjusted to reflect share splits, combinations, reclassifications and similar events).

Section 2.             Designation, Amount and Par Value. The series of preferred stock shall be designated as 7% Series A Cumulative Convertible Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the number of shares so designated shall be one million six hundred thousand (1,600,000), which shall not be subject to increase without the written consent of the Requisite Holders. Each share of Series A Preferred Stock shall have a stated value equal to the Series A Original Issue Price.

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Section 3.             Ranking. The Series A Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities and (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series A Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (a) (the “Parity Securities”).

Section 4.             Dividends.

(a)          Dividends in General. Each Holder of Series A Preferred Stock shall be entitled to receive cumulative dividends on each share of Series A Preferred Stock held by such Holder at the rate of seven percent (7%) per annum of the Series A Original Issue Price from the Series A Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable; provided, however, that such rate shall increase by one quarter of one percent (0.25%) per fiscal quarter beginning on the seven (7) year anniversary of the Series A Original Issue Date up to a maximum rate of twelve percent (12%) per annum; and provided further, that upon an Event of Default, such rate, as applicable, shall be increased for all issued and outstanding shares of Series A Preferred Stock by 5% per annum for so long as such Event of Default continues. Dividends which have accrued as of any applicable date with respect to the Series A Preferred Stock and remain unpaid as of such date are referred to herein as “Accrued Dividends”.

(b)          Payment of Dividends. Dividends shall accrue and be cumulative on each share of the Series A Preferred Stock commencing on the Series A Original Issue Date of such share or the Dividend Payment Date for which a dividend has been paid, as applicable. Accrued Dividends shall be computed and paid by the Corporation to the Holders or accrued quarterly on the 15th day of April, July, October and January of each year (in respect of the quarterly periods ending March 31, June 30, September 30 and December 31), or if any such date is not a Business Day, on the Business Day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a “Dividend Payment Date”).

(c)          Cash Dividend Payments. All dividends payable in cash hereunder shall be made in lawful money of the United States of America to each Holder in whose name the Series A Preferred Stock is registered as set forth on the books and records of the Corporation. Such payments shall be made by wire transfer of immediately available funds to the account such Holder may from time to time designate by written notice to the Corporation or by Corporation cashier’s check, without any deduction, withholding or offset for any reason whatsoever except to the extent required by law.

(d)          Stock Dividend Payments. In lieu of paying the Accrued Dividends in cash, at the option of the Corporation, the Corporation may pay Accrued Dividends in shares of Common Stock of the Corporation (“Dividend Shares”). In the event the Corporation so elects, the total Dividend Shares issuable in connection with the payment by the Corporation of the Accrued Dividends shall be equal to the total amount of Accrued Dividends which the Corporation has elected to pay in shares of Common Stock divided by a price per share equal to the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the Dividend Payment Date, rounded up to the nearest whole share of Common Stock.

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(e)          Reservation of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance of Dividend Shares, not less than such aggregate number of Dividend Shares payable upon a Dividend Payment Date. The Corporation covenants that all Dividend Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

(f)          Additional Provisions. Except as otherwise permitted with the consent of the Requisite Holders:

(i)           So long as any shares of Series A Preferred Stock are outstanding, except as described in the immediately following sentence and Section 5(b) below, no dividends shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Securities for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series A Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Securities shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities. In the event that any dividends payable on Parity Securities are paid in cash, such cash shall be paid ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series A Preferred Stock and such Parity Securities.

(ii)          So long as any shares of Series A Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Securities of, or in options, warrants or rights to subscribe for or purchase, Junior Securities) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Securities, nor shall any Parity Securities or Junior Securities be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary and other than for a Permitted Redemption) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities), unless in each case full cumulative dividends on all outstanding shares of Series A Preferred Stock and any Parity Shares at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series A Preferred Stock and all past dividend periods with respect to such Parity Shares.

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(iii)         Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Section 5.             Liquidation.

(a)          Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, the Holders then outstanding shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in Section 4 above) in an amount per share equal to the Series A Original Issue Price, plus any Accrued Dividends. The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than 15 days prior to the payment date stated therein.

(b)          Insufficient Assets. If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Holders the full amount to which they shall be entitled under this Section 5, the Holders shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

Section 6.             Voting Rights.

(a)          Election of Directors. The Holders, exclusively and as a separate class and by the vote or written consent of the Requisite Holders, shall be entitled to appoint one (1) observer to the Corporation’s Board of Directors and elect one (1) director of the Corporation; provided that upon an Event of Default, the Holders, by the vote or written consent of the Requisite Holders, shall be entitled to appoint two (2) directors as long as such Event of Default is continuing. Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the Requisite Holders. If the Holders fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, then any directorship not so filled shall remain vacant until such time as the Holders elect an individual to fill such directorship; and no such directorship may be filled by stockholders of the Corporation other than by the Holders, voting exclusively and as a separate class. A vacancy in any directorship filled by the Holders shall be filled only by vote or written consent of the Requisite Holders or by any remaining director or directors elected by the Holders. The board observer appointed by the Holders shall be reimbursed for all reasonable expenses incurred by such Person in attending meetings of the board of directors (including, without limitation, transportation costs) and committees appointed by the board of directors and in performing compensable extraordinary services. Notwithstanding the foregoing no individual shall be permitted to serve on the Board of Directors or be an observer to the Board of Directors if such individual or any of such individual’s Affiliates would cause the Corporation to be disqualified to use Section 506 of Regulation D promulgated under the Securities Act of 1933, as amended, under Section 506(d) thereunder or if any such individual or Affiliate is subject to a legal proceeding by any governmental or regulatory authority with respect to the events described in such section.

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(b)          Voting Rights Upon Receipt of Dividend Shares. At any time commencing on any Dividend Payment Date on which the Corporation pays Accrued Dividends with Dividend Shares through the subsequent Dividend Payment Date on which the Corporation pays Accrued Dividends in cash, for all matters other than such matters where Holders have a separate vote as a single class, each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which such Holder’s shares of Series A Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class on an as-converted basis) and shall be entitled to notice of any stockholders’ meeting.

(c)          Other Voting Rights. Except as provided by law or by the other provisions of this Certificate of Designation, the Holders shall not have any other voting rights. However, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Requisite Holders, (a) following the Series A Original Issue Date, issue any shares of Series A Preferred Stock (other than in connection with the acquisition of assets in a transaction that is approved by the Requisite Holders) or any other class of equity securities that is a Parity Security or any class of equity securities senior in rights to the Series A Preferred Stock, whether with respect to dividend and other distribution rights, preference or other rights on redemption, liquidation, dissolution or winding-up of the Corporation or otherwise, (b) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designation, (c) amend its Articles of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (d) redeem any shares of the Corporation’s preferred stock or Common Stock (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Corporation’s Board of Directors), (e) enter into any agreement with respect to any of the foregoing, or (e) enter into any agreement, amend or modify any existing agreement or obligation, or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, the Corporation’s performance of its obligations hereunder.

Section 7.             Redemption.

(a)          Redemption Generally. Unless prohibited by Nevada law governing distributions to stockholders, any or all of the outstanding shares of Series A Preferred Stock (the “Redemption Shares”) may be redeemed by the Corporation at a price per share (the “Redemption Price”) equal to the Series A Original Issue Price, plus Accrued Dividends through and including the date of such redemption (the “Redemption Date”). On each Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each Holder, the Redemption Shares.

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(b)          Redemption Notice. The Corporation shall send written notice of the redemption (the “Redemption Notice”) to each Holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(i)           the number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)          the Redemption Date and the Redemption Price; and

(iii)         for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c)          Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder to be redeemed on such Redemption Date shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the Person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such Holder.

(d)          Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the Redemption Shares is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 8.             Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series A Preferred Stock following redemption.

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Section 9.             Conversion Rights.

(a)          Conversion at Holder’s Option.

(i)           From and after the date that is twenty-one (21) consecutive Trading Days after the date that the Corporation’s Common Stock is listed or admitted for trading on any Trading Market, Holders, at their option, and subject to the provisions of Section 9(a)(iv), may, at any time and from time to time, convert some or all of their outstanding shares of Series A Preferred Stock into Common Stock at the then applicable Conversion Rate (such date of conversion, the “Conversion Date”). “Conversion Rate” means the number of shares of Common Stock equal to (x) the Series A Original Issue Price divided by (y) the VWAP per share of Common Stock during the twenty (20) consecutive Trading Days prior to the applicable Conversion Date.

(ii)          The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series A Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled upon such conversion, the Corporation shall round up to the next whole share.

(iii)         Holders’ Conversion Procedures.

(1)          Holders may convert some or all of their shares by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 9 and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series A Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series A Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series A Preferred Stock, or the transferee of the holder of such shares of Series A Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series A Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

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(2)          In lieu of the foregoing procedures, if the Series A Preferred Stock is held in global certificate form, the Holder must comply with the procedures of the Depository Trust Corporation to convert its beneficial interest in respect of the Series A Preferred Stock represented by a global stock certificate of the Series A Preferred Stock.

(3)          If more than one share of Series A Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series A Preferred Stock shall be computed on the basis of the total number of shares of Series A Preferred Stock so surrendered.

(iv)          Conversion Limitations. The Corporation shall not effect a conversion pursuant to Section 9(a) to the extent that the Corporation does not have sufficient authorized shares of Common Stock. The Corporation shall use its commercially reasonable efforts to file an amendment to its Amended and Restated Articles of Incorporation as promptly as possible following the filing of this Certificate of Designation to increase its authorized shares of Common Stock to reserve a sufficient number of shares in accordance with Section 9(b)

(b)          Reservation of Shares. Subject to the filing of an amendment to the Corporation’s Amended and Restated Articles of Incorporation in accordance with Section 9(a)(iv), the Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series A Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock.

(c)          Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series A Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series A Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

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(d)          Payment of Dividends Upon Conversion.

(i)           If a Holder exercises its conversion rights, upon delivery of the shares of Series A Preferred Stock for conversion, those shares of Series A Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date, and the Holder shall not receive any cash payment in an amount equal to accrued and unpaid dividends on the shares of Series A Preferred Stock, except in those limited circumstances discussed below in this Section 9(d). Except as provided below in this Section 9(d), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series A Preferred Stock converted at the election of holders of such shares.

(ii)          If the Corporation receives a conversion notice before the close of business on a Dividend Record Date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding Dividend Payment Date.

(iii)         If the Corporation receives a conversion notice after the Dividend Record Date but prior to the corresponding Dividend Payment Date, the Holder on the Dividend Record Date will receive on that Dividend Payment Date accrued dividends on those shares of Series A Preferred Stock, notwithstanding the conversion of those shares of Series A Preferred Stock prior to that Dividend Payment Date.

(e)          Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i)           any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii)          a consolidation, merger or combination involving the Corporation;

(iii)         a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries); or

(iv)          a statutory share exchange,

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in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, a Holder shall be entitled thereafter to convert such shares of Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series A Preferred Stock held by such Holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series A Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with the Depository Trust Corporation and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert such holder’s shares of Series A Preferred Stock into shares of Common Stock prior to the effective date of such business combination.

Section 10.           Miscellaneous.

(a)          Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 10(a). Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

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(b)          Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)          Lost or Mutilated Series A Preferred Stock Certificate. If a Holder’s Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

(e)          Amendments; Waiver. This Certificate of Designation may be amended or any provision of this Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)           Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)          Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

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(h)          Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i)             Status of Converted or Redeemed Series A Preferred Stock. If any shares of Series A Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A Preferred Stock.

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